May 1, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington DC 20549

Re: Jackson Ventures, Inc. - Form SB-2 Registration Statement

Dear Sirs:

As independent chartered accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated May 1, 2006 and thereafter, of the following:

  Our report to the Stockholders and Board of Directors of Fortune Partners, Inc. dated February 20, 2006 on the financial statements of the Company as at December 31, 2005 and for the period from August 23, 2005 (inception) to December 31, 2005.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Yours truly,

"Dale Matheson Carr-Hilton LaBonte"

Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, Canada